Exhibit 3.1

Exhibit 3.1 Articles of Amendment to IBC’s Articles of Incorporation

CERTIFICATE OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

INTERNATIONAL BANCSHARES CORPORATION

Pursuant to the provisions of Chapter 3, Subchapter B of the Texas Business Organizations Code (the “Code”), International Bancshares Corporation, a Texas for-profit corporation (the “Corporation”), hereby adopts the following Certificate of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the Corporation is International Bancshares Corporation.

ARTICLE TWO

Article X of the Corporation’s Articles of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE X

Cumulative voting by the shareholders of the corporation at any election for directors or upon any other matter is expressly prohibited. A nominee for director shall be elected to the Board of Directors if the majority of the votes cast for such nominee shall be in favor of such nominee’s election; provided, however, that if the number of nominees for director shall exceed the number of positions on the Board of Directors being filled, then directors shall be elected by a plurality of the votes of the shareholders entitled to vote thereon.”

ARTICLE THREE

This amendment has been approved in the manner required by the Code and the governing documents of the Corporation.

Dated this 21st day of May, 2013.

INTERNATIONAL BANCSHARES CORPORATION

	By:	/s Dennis E. Nixon
Dennis E. Nixon, Chairman of the Board and President